Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-quarter Highlights

  Net sales were $253.3 million, an increase of 14.0% compared to 2017 (see Table 2). Excluding the impact of the adoption of the new revenue recognition standard (ASC 606) and currency translation effects, Net sales increased 15.5% (see Table 3).
  Net income attributable to the Company was $28.2 million ($0.87 per share), compared to $15.3 million ($0.47 per share) in Q3 2017. Q3 2018 Net income attributable to the Company was increased by $0.7 million ($0.02 per share) as a result of adopting ASC 606 (see Table 16).
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.85 per share, compared to $0.57 per share in Q3 2017 (see Table 20).
  Adjusted EBITDA (a non-GAAP measure) was $63.3 million, compared to $51.9 million in Q3 2017 (see Tables 10 and 11).

ROCHESTER, N.H.--(BUSINESS WIRE)--October 30, 2018--Albany International Corp. (NYSE:AIN) reported that Q3 2018 Net income attributable to the Company was $28.2 million, including a net benefit of $0.4 million from income tax adjustments. Net income attributable to the Company was increased by $0.7 million as a result of adopting ASC 606. Q3 2017 Net income attributable to the Company was $15.3 million, including a net benefit of $3.1 million from income tax adjustments.

Q3 2018 Income before income taxes was $40.0 million, including $2.6 million of restructuring charges and $3.2 million of gains from foreign currency revaluation. Q3 2017 Income before income taxes was $19.0 million, including restructuring charges of $5.5 million and losses of $1.5 million from foreign currency revaluation. Q3 2017 Income before income taxes also included a $3.2 million charge to Cost of goods sold related to the write-off of inventory in a discontinued product line. Additionally, Q3 2017 Income before income taxes included an insurance recovery gain of $2.0 million that was reported in Other income/expense, net.

Effective January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for transition. Under this transition method, periods prior to 2018 are not restated. Table 1 summarizes the effect on various operational metrics that resulted from the adoption of the new standard:

Table 1
Increase/(decrease) attributable to the adoption of ASC 606 (in thousands)	For the Three Months ended September 30, 2018				For the Nine Months ended September 30, 2018

							Income Tax and noncontrolling interest effects
						Albany Engineered Composites (AEC)
	Machine Clothing (MC)	Albany Engineered Composites (AEC)	Income Tax and noncontrolling interest effects	Total Company	Machine Clothing (MC)
								Total Company

Net sales	$3,336	$(5,028)	$-	$(1,692)	$8,404	$(2,062)	$-	$6,342
Gross profit	2,170	(960)	-	1,210	4,990	32	-	5,022
Selling, technical, general and research expenses	12	-	-	12	67	-	-	67
Operating income and Income before income taxes	2,158	(960)	-	1,198	4,923	32	-	4,955
Income taxes	-	-	431	431	-	-	1,539	1,539
Net income	2,158	(960)	(431)	767	4,923	32	(1,539)	3,416
Net income attributable to noncontrolling interest in ASC	-	-	27	27	-	-	111	111
Net income attributable to the Company	$2,158	$(960)	$(458)	$740	$4,923	$32	$(1,650)	$3,305

Table 2 summarizes Net sales and the effect of changes in currency translation rates:

Table 2
	Net Sales Three Months ended September 30,			Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

			Percent Change

(in thousands, excluding percentages)	2018	2017
Machine Clothing (MC)	$158,971	$150,694	5.5%	$(1,225)	6.3%
Albany Engineered Composites (AEC)	94,282	71,447	32.0	(441)	32.6
Total	$253,253	$222,141	14.0%	$(1,666)	14.8%

Table 3 summarizes Q3 Net sales excluding the impact of ASC 606 and currency translation effects:

Table 3
(in thousands, excluding percentages)	Q3 2018 Net sales, as reported	Increase/ (decrease) due to ASC 606	Decrease due to Changes in Currency Translation Rates	Q3 2018 Net sales on same basis as Q3 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$158,971	$3,336	$(1,225)	$156,860	4.1%
Albany Engineered Composites	94,282	(5,028)	(441)	99,751	39.6
Total	$253,253	$(1,692)	$(1,666)	$256,611	15.5%

In Machine Clothing, when excluding the impact of ASC 606 and currency translation effects, Net sales increased 4.1% compared to Q3 2017. Globally, MC sales grew in the packaging, tissue, publication and pulp grades, with particular strength in South America and Asia.

AEC Net sales grew 39.6% compared to Q3 2017, when excluding the impact of ASC 606 and currency translation effects, primarily driven by growth in the LEAP, Boeing 787, F-35 and CH-53K programs.

Table 4 summarizes Gross profit by segment:

Table 4
	Three Months ended September 30, 2018		Three Months ended September 30, 2017

(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$79,352	49.9%	$73,027	48.5%
Albany Engineered Composites	13,727	14.6	6,638	9.3
Corporate expenses	(53)	-	(106)	-
Total	$93,026	36.7%	$79,559	35.8%

Third-quarter MC Gross profit as a percentage of sales improved to 49.9% principally as a result of higher sales. AEC’s gross profit in Q3 2017 was reduced by $3.2 million due to the write-off of inventory in a discontinued product line. The additional improvement in AEC Gross profit as a percentage of sales was driven by higher sales and improved labor productivity.

Table 5 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 5
	Three Months ended September 30, 2018		Three Months ended September 30, 2017
(in thousands, excluding percentages)
	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales
Machine Clothing	$28,673	18.0%	$30,252	20.1%
Albany Engineered Composites	7,926	8.4	10,532	14.7
Corporate expenses	12,430	-	10,344	-
Total	$49,029	19.4%	$51,128	23.0%

Gains and losses from the revaluation of nonfunctional-currency assets and liabilities (primarily arising in the Machine Clothing segment) increased total third-quarter STG&R expenses by $0.4 million in 2018, and by $1.3 million in 2017.

Table 6 summarizes third-quarter expenses associated with internally funded research and development by segment:

Table 6
	Research and development expenses Three Months ended September 30,
(in thousands)	2018	2017
Machine Clothing	$4,208	$4,229
Albany Engineered Composites	3,117	3,828
Total	$7,325	$8,057

Table 7 summarizes third-quarter operating income/(loss) by segment:

Table 7
(in thousands)	Operating Income/(loss) Three Months ended September 30,

	2018	2017
Machine Clothing	$50,310	$42,679
Albany Engineered Composites	3,612	(9,301)
Corporate expenses	(12,477)	(10,450)
Total	$41,445	$22,928

Table 8 presents the effect on Operating income from restructuring, currency revaluation and the write-off of inventory in a discontinued product line:

Table 8
	Expenses/(gain) in Q3 2018 resulting from		Expenses/(gain) in Q3 2017 resulting from

					Write-off of Inventory in a discontinued product line

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$371	$(38)	$96	$1,114	$-
Albany Engineered Composites	2,189	242	5,407	137	3,155
Corporate expenses	(8)	172	-	5	-
Total	$2,552	$376	$5,503	$1,256	$3,155

AEC restructuring charges in Q3 2018 were principally related to the discontinuation of certain manufacturing processes in Salt Lake City, resulting in a non-cash restructuring charge of $1.7 million, and an additional $0.2 million for severance. Restructuring charges in MC principally relate to ongoing costs related to the closure of the Machine Clothing facility in Sélestat, France.

Q3 2018 Other income/expense, net, was income of $3.2 million, including income related to the revaluation of nonfunctional-currency balances of $3.6 million. Q3 2017 Other income/expense, net, was income of $0.5 million, including losses related to the revaluation of nonfunctional-currency balances of $0.3 million and an insurance recovery gain of $2.0 million.

Table 9 summarizes currency revaluation effects on certain financial metrics:

Table 9
	Income/(loss) attributable to currency revaluation Three Months ended September 30,
(in thousands)	2018	2017
Operating income	$(376)	$(1,256)
Other income/(expense), net	3,611	(261)
Total	$3,235	$(1,517)

The Company’s income tax rate based on income from continuing operations was 29.7% for Q3 2018, compared to 36.4% for Q3 2017. Discrete tax items and the effect of a change in the estimated income tax rate decreased income tax expense by $0.4 million in Q3 2018 and $3.1 million in Q3 2017.

Tables 10 and 11 provide a reconciliation of Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 10
Three Months ended September 30, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$50,310	$3,612	$(12,477)	$41,445
Interest, taxes, other income/expense	-	-	(12,961)	(12,961)
Net income (GAAP)	50,310	3,612	(25,438)	28,484
Interest expense, net	-	-	4,621	4,621
Income tax expense	-	-	11,491	11,491
Depreciation and amortization	7,725	10,894	1,183	19,802
EBITDA (non-GAAP)	58,035	14,506	(8,143)	64,398
Restructuring expenses, net	371	2,189	(8)	2,552
Foreign currency revaluation (gains)/losses	(38)	242	(3,439)	(3,235)
Pretax income attributable to noncontrolling interest in ASC	-	(397)	-	(397)
Adjusted EBITDA (non-GAAP)	$58,368	$16,540	$(11,590)	$63,318

Table 11
Three Months ended September 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$42,679	$(9,301)	$(10,450)	$22,928
Interest, taxes, other income/expense	-	-	(7,708)	(7,708)
Net income (GAAP)	42,679	(9,301)	(18,158)	15,220
Interest expense, net	-	-	4,429	4,429
Income tax expense	-	-	3,809	3,809
Depreciation and amortization	8,380	8,591	1,159	18,130
EBITDA (non-GAAP)	51,059	(710)	(8,761)	41,588
Restructuring expenses, net	96	5,407	-	5,503
Foreign currency revaluation (gains)/losses	1,114	137	266	1,517
Write-off of inventory in a discontinued product line	-	3,155	-	3,155
Pretax loss attributable to noncontrolling interest in ASC	-	136	-	136
Adjusted EBITDA (non-GAAP)	$52,269	$8,125	$(8,495)	$51,899

Payments for capital expenditures were $21.5 million in Q3 2018, compared to $15.5 million in Q3 2017. Depreciation and amortization was $19.8 million in Q3 2018, compared to $18.1 million in Q3 2017.

CFO Comments

CFO and Treasurer John Cozzolino said, “Due to the Company’s strong operating results, cash flow was positive in the third quarter. Overall, total debt increased about $5 million to $530 million as of the end of the quarter. The increase in total debt includes a $12.7 million, non-cash increase in finance lease obligations resulting from the modification of the Company’s lease for its primary manufacturing facility in Salt Lake City. The lease modification executed during the third quarter extended the lease to December 31, 2029 and included additional manufacturing space to support anticipated growth in Salt Lake City. Cash balances increased about $6 million to $161 million. The combined effect of the reported changes in cash and total debt resulted in a $1 million decrease in net debt (total debt less cash, see Table 22), and a $13 million decrease in net debt when excluding the impact of the lease modification. The Company’s leverage ratio, as defined in our revolving credit facility, was 2.05 at the end of Q3 as compared to 2.23 at the end of Q2, well below our current limit of 3.75.

“During Q3, the Company contributed $5 million to its U.S. defined benefit pension plan, which is now close to being fully funded. Capital expenditures during the quarter were about $22 million, as the Company continues to invest in equipment to support multiple ramp-ups in AEC. We expect capital expenditures to range from $20 million to $25 million in the fourth quarter.

“The Company’s income tax rate based on income from continuing operations was 29.7% in Q3 compared to 30.1% in Q2. Cash paid for income taxes was about $6 million in Q3 and $20 million through the first nine months of the year. We estimate cash taxes for the full year 2018 to total approximately $24 million.”

CEO Comments

CEO Olivier Jarrault commented, “Q3 2018 was another very good quarter for Albany International as strong performance continued across both businesses. Total Company Net sales increased 14%, or 16% excluding the impact of ASC 606 and currency translation effects. Compared to Q3 2017, Net income and Adjusted EBITDA both increased sharply. Net income increased to $28 million while Adjusted EBITDA grew to $63 million due to higher sales and continued improvements in productivity in both MC and AEC.

“MC sales in the third quarter, excluding the impact of ASC 606 and currency translation effects, increased 4% compared to last year. Globally, MC sales grew in the packaging, tissue, publication and pulp grades, with particular strength in South America and Asia.

“MC gross margin was very strong during the quarter, increasing to 49.9% compared to 48.5% in Q3 last year. The increase was principally due to higher sales, as well as continued productivity savings, and a favorable currency rate environment. Operating income and Adjusted EBITDA both increased significantly compared to Q3 2017, with Adjusted EBITDA improving to $58 million in the quarter.

“MC Adjusted EBITDA in Q3 significantly exceeded our expectation of $47 million to $51 million per quarter for the second half of 2018. As a result, full-year Adjusted EBITDA is well on track to exceed the high end of the Company’s historical range of $180 million to $195 million. Assuming no significant changes in global economic conditions or currency rates, and taking normal year-end seasonal effects into account, we continue to expect Q4 Adjusted EBITDA to be in that range of $47 million to $51 million.

“Q3 was another quarter of strong, improving performance for AEC, with significant growth in Net sales, Operating income and Adjusted EBITDA compared to Q3 2017. Net sales, excluding the impact of ASC 606 and currency translation effects, increased 40%, while profitability continued to improve compared to last year.

“The increase in sales was once again primarily driven by the LEAP program. Sales of fan cases, fan blades and spacers for LEAP engines, which represented about 48% of AEC Q3 2018 sales, grew 74% compared to Q3 2017, reflecting our execution related to the unprecedented steep ramp-up of this jet engine program. Higher sales of Boeing 787 fuselage frames, as well as F-35 and CH-53K components also contributed to the growth in sales.

“AEC operating income improved to $3.6 million in Q3, compared to a loss of $9.3 million in Q3 2017. Adjusted EBITDA also showed strong improvement in the quarter as it doubled compared to last year, increasing to $16.5 million, or 17.5% of Net sales. The increase reflects higher sales volume and productivity improvements. AEC profitability in Q4 is expected to be comparable to the results of the first three quarters of the year, keeping the business on track for strong incremental improvement in full-year Adjusted EBITDA as a percentage of sales compared to 2017.

“In R&D, our new product development activities – which focus on existing, derivative and new technologies – and our process improvement projects – which aim to optimize our operational performance across AEC – continued to build upon the progress of prior quarters. Our execution to date on our major existing contracts, along with anticipated new contract wins, continue to provide the potential for AEC to reach annual sales of $475 million to $550 million in 2020. The potential for AEC beyond 2020 will be based not only on executing on the continued ramp up of existing programs on which we are already well established, but also on increasing share or acquiring first-time content on ramping programs, while at the same time winning new contracts on future commercial and defense airframe and engine platforms.

“AEC is expected to continue its strong performance in Q4. As a result, we expect an increase in full-year 2018 Net sales above the upper end of the 20% to 30% range we discussed in past quarters, while Adjusted EBITDA as a percentage of net sales should show strong incremental improvement compared to 2017. In addition, we continue to be on track toward our goal of 18% to 20% Adjusted EBITDA as a percentage of sales in 2020.

“So in summary, this was another very good quarter for the Company, with continued outstanding financial performance in MC and solid sales and income growth in AEC. MC is firmly on track for full-year Adjusted EBITDA to exceed the high end of the Company’s historical range of $180 million to $195 million, while AEC is also on track to exceed full-year sales growth expectations and to show strong incremental improvement in profitability compared to last year.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: net sales, and percent change in net sales, excluding the impact of ASC 606 and/or currency translation effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt and net debt excluding the impact of certain non-cash items; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting sales and increases or decreases in sales, after currency effects and/or ASC 606 impact are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, currency revaluation, inventory write-offs associated with discontinued businesses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt, and net debt excluding the impact of certain non-cash items, are, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Net sales, or percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. The impact of ASC 606 is determined by calculating what GAAP net sales would have been under the prior ASC 605 standard, and comparing that amount to the amount reported under the new ASC 606 standard. These amounts are then compared to the U.S. dollar amount as reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, and inventory write-offs associated with discontinued businesses; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; and subtracting (or adding) Income (or loss) attributable to the noncontrolling interest in Albany Safran Composites (ASC). Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 12 summarizes year-to-date Net sales and the effect of changes in currency translation rates:

Table 12
					Percent Change excluding Currency Rate Effect
	Net Sales Nine Months ended September 30,			Impact of Changes in Currency Translation Rates

			Percent Change
(in thousands, excluding percentages)	2018	2017
Machine Clothing (MC)	$469,758	$440,093	6.7%	$8,675	4.8%
Albany Engineered Composites (AEC)	269,701	196,896	37.0	3,085	35.4
Total	$739,459	$636,989	16.1%	$11,760	14.2%

Table 13 summarizes year-to-date Net sales excluding the impact of ASC 606 and currency translation effects:

Table 13
(in thousands, excluding percentages)	Net Sales Nine Months ended September 30, 2018, as reported	Increase/ (decrease) due to ASC 606	Increase due to Changes in Currency Translation Rates	2018 Net sales on same basis as 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$469,758	$8,404	$8,675	$452,679	2.9%
Albany Engineered Composites	269,701	(2,062)	3,085	268,678	36.5
Total	$739,459	$6,342	$11,760	$721,357	13.2%

Tables 14 and 15 provide a reconciliation of year-to-date Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 14
Nine Months ended September 30, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$131,921	$9,979	$(36,940)	$104,960
Interest, taxes, other income/expense	-	-	(35,688)	(35,688)
Net income (GAAP)	131,921	9,979	(72,628)	69,272
Interest expense, net	-	-	13,530	13,530
Income tax expense	-	-	23,131	23,131
Depreciation and amortization	24,269	32,297	3,857	60,423
EBITDA (non-GAAP)	156,190	42,276	(32,110)	166,356
Restructuring expenses, net	10,523	2,968	223	13,714
Foreign currency revaluation (gains)/losses	(852)	544	(2,940)	(3,248)
Pretax (income) attributable to noncontrolling interest in ASC	-	(619)	-	(619)
Adjusted EBITDA (non-GAAP)	$165,861	$45,169	$(34,827)	$176,203

Table 15
Nine Months ended September 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$119,366	$(32,242)	$(31,663)	$55,461
Interest, taxes, other income/expense	-	-	(28,034)	(28,034)
Net income (GAAP)	119,366	(32,242)	(59,697)	27,427
Interest expense, net	-	-	13,042	13,042
Income tax expense	-	-	12,138	12,138
Depreciation and amortization	25,098	24,613	3,545	53,256
EBITDA (non-GAAP)	144,464	(7,629)	(30,972)	105,863
Restructuring expenses, net	1,012	9,208	-	10,220
Foreign currency revaluation (gains)/losses	4,427	171	2,318	6,916
Write-off of inventory in a discontinued product line	-	3,155	-	3,155
Pretax income attributable to noncontrolling interest in ASC	-	(178)	-	(178)
Adjusted EBITDA (non-GAAP)	$149,903	$4,727	($28,654)	$125,976

Tables 16, 17, 18 and 19 contain per share effects of certain income and expense items:

Table 16
Three Months ended September 30, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect		After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,552	$758		$1,794	$0.06
Foreign currency revaluation gains	3,235	961		2,274	0.07
Favorable effect of change in income tax rate	-	227		227	0.01
Net discrete income tax benefit	-	139		139	0.00
Favorable effect of applying ASC 606	1,198	458	*	740	0.02
* includes tax and noncontrolling interest effects

Table 17
Three Months ended September 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$5,503	$2,003	$3,500	$0.11
Foreign currency revaluation losses	1,517	552	965	0.03
Write-off of inventory in a discontinued product line	3,155	1,167	1,988	0.06
Unfavorable effect of change in income tax rate	-	741	741	0.02
Net discrete income tax benefit	-	3,866	3,866	0.12

Table 18
Nine Months ended September 30, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect		After-tax Effect	Per Share Effect
Restructuring expenses, net	$13,714	$4,323		$9,391	$0.30
Foreign currency revaluation gains	3,248	907		2,341	0.07
Net discrete income tax benefit	-	4,278		4,278	0.13
Favorable effect of applying ASC 606	4,955	1,650	*	3,305	0.10
* includes tax and noncontrolling interest effects

Table 19
Nine Months ended September 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$10,220	$3,721	$6,499	$0.20
Foreign currency revaluation losses	6,916	2,516	4,400	0.14
Write-off of inventory in a discontinued product line	3,155	1,167	1,988	0.06
Net discrete income tax benefit	-	2,281	2,281	0.07
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 20 contains the calculation of Net income per share attributable to the Company, excluding adjustments:

Table 20
Per share amounts (Basic)	Three Months ended September 30,		Nine Months ended September 30,

	2018	2017	2018	2017*
Net income attributable to the Company, reported (GAAP)	$0.87	$0.47	$2.13	$0.85
Adjustments:
Restructuring expenses, net	0.06	0.11	0.30	0.20
Discrete tax adjustments and effect of change in income tax rate	(0.01)	(0.10)	(0.13)	(0.07)
Foreign currency revaluation (gains)/losses	(0.07)	0.03	(0.07)	0.14
Write-off of inventory in a discontinued product line	-	0.06	-	0.06
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.85	$0.57	$2.23	$1.18
*Includes charge of $0.31 per share for revisions in the estimated profitability of two AEC contracts.

Table 21 contains the calculation of AEC Adjusted EBITDA as a percentage of sales:

Table 21
	Adjusted EBITDA as a percentage of net sales Three months ended

				December 31, 2017
	September 30, 2018	June 30, 2018	March 31, 2018		September 30, 2017
(in thousands, except percentages)
Adjusted EBITDA (non-GAAP)	$16,540	$15,134	$13,495	$10,794	$8,125
Net sales (GAAP)	$94,282	$93,590	$81,830	$76,465	$71,447
Adjusted EBITDA as a percentage of net sales	17.5%	16.2%	16.5%	14.1%	11.4%

Table 22 contains the calculation of net debt and net debt excluding the impact of the Q3 2018 facility lease modification:

Table 22
(in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Notes and loans payable	$-	$26	$226	$262
Current maturities of long-term debt	1,231	1,844	1,821	1,799
Long-term debt	529,003	523,186	518,656	514,120
Total debt	530,234	525,056	520,703	516,181
Cash and cash equivalents	160,593	154,744	151,426	183,727
Net debt	369,641	370,312	369,277	332,454
Quarterly increase/(decrease) in net debt	(671)	1,035	36,823	(19,610)
Non-cash increase in debt related to facility lease modification	12,656	-	-	-
Quarterly increase/(decrease) excluding non-cash changes in net debt	$(13,327)	$1,035	$36,823	$(19,610)

Table 23 contains the reconciliation of MC Q4 2018 projected Adjusted EBITDA to MC Q4 2018 projected net income:

Table 23
Machine Clothing Q4 2018 Projected range of Adjusted EBITDA (in millions)	Q4 Results to meet low end of range	Q4 Results to meet high end of range
Net income (non-GAAP)	$39	$43
Depreciation and amortization	8	8
EBITDA (non-GAAP)	$47	$51
Restructuring expenses	*	*
Foreign currency revaluation (gains)	*	*
Adjusted EBITDA (non-GAAP)	$47	$51
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for 2018.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper-industry trends and conditions during 2018 and in future years; expectations in 2018 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the impact of the new revenue recognition standard on financial results for each business segment and for the Company as a whole; the impact of the U.S. tax legislation passed in Q4 2017; the timing and impact of the restructuring in France; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2018	2017		2018	2017

$253,253	$222,141	Net sales	$739,459	$636,989
160,227	142,582	Cost of goods sold	472,604	418,224

93,026	79,559	Gross profit	266,855	218,765
39,071	40,575	Selling, general, and administrative expenses	117,708	122,296
9,958	10,553	Technical and research expenses	30,473	30,788
2,552	5,503	Restructuring expenses, net	13,714	10,220

41,445	22,928	Operating income	104,960	55,461
4,621	4,429	Interest expense, net	13,530	13,042
(3,151)	(530)	Other (income)/expense, net	(973)	2,854

39,975	19,029	Income before income taxes	92,403	39,565
11,491	3,809	Income tax expense	23,131	12,138

28,484	15,220	Net income	69,272	27,427
269	(49)	Net income/(loss) attributable to the noncontrolling interest	447	202
$28,215	$15,269	Net income attributable to the Company	$68,825	$27,225

$0.87	$0.47	Earnings per share attributable to Company shareholders - Basic	$2.13	$0.85

$0.87	$0.47	Earnings per share attributable to Company shareholders - Diluted	$2.13	$0.85

		Shares of the Company used in computing earnings per share:
32,264	32,187	Basic	32,247	32,160

32,280	32,214	Diluted	32,263	32,193

$0.17	$0.17	Dividends declared per share, Class A and Class B	$0.51	$0.51

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$160,593	$183,727
Accounts receivable, net	252,464	202,675
Contract assets	56,100	-
Inventories	99,765	136,519
Income taxes prepaid and receivable	6,643	6,266
Prepaid expenses and other current assets	20,541	14,520
Total current assets	596,106	543,707

Property, plant and equipment, net	462,438	454,302
Intangibles, net	50,765	55,441
Goodwill	165,103	166,796
Deferred income taxes	79,865	68,648
Noncurrent receivables	41,657	32,811
Other assets	52,392	39,493
Total assets	$1,448,326	$1,361,198

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$-	$262
Accounts payable	51,373	44,899
Accrued liabilities	132,219	105,914
Current maturities of long-term debt	1,231	1,799
Income taxes payable	20,725	8,643
Total current liabilities	205,548	161,517

Long-term debt	529,003	514,120
Other noncurrent liabilities	92,218	101,555
Deferred taxes and other liabilities	12,915	10,991
Total liabilities	839,684	788,183

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,450,329 in 2018
and 37,395,753 in 2017	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2018 and 2017	3	3
Additional paid in capital	430,231	428,423
Retained earnings	581,369	534,082
Accumulated items of other comprehensive income:
Translation adjustments	(110,900)	(87,318)
Pension and postretirement liability adjustments	(48,293)	(50,536)
Derivative valuation adjustment	9,432	1,953
Treasury stock (Class A), at cost 8,418,620 shares in 2018
and 8,431,335 shares in 2017	(256,603)	(256,876)
Total Company shareholders' equity	605,276	569,768
Noncontrolling interest	3,366	3,247
Total equity	608,642	573,015
Total liabilities and shareholders' equity	$1,448,326	$1,361,198

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Nine Months ended
September 30,			September 30,

2018	2017		2018	2017
		OPERATING ACTIVITIES
$28,484	$15,220	Net income	$69,272	$27,427
		Adjustments to reconcile net income to net cash provided by operating activities:
17,436	15,522	Depreciation	52,852	45,367
2,366	2,608	Amortization	7,571	7,889
(5,102)	(168)	Change in other noncurrent liabilities	(6,333)	(2,522)
1,331	(3,263)	Change in deferred taxes and other liabilities	(5,571)	(10,620)
2,131	1,086	Provision for write-off of property, plant and equipment	3,255	1,916
150	211	Non-cash interest expense	304	634
543	195	Compensation and benefits paid or payable in Class A Common Stock	1,879	1,865
(10)	2	Fair value adjustment on foreign currency option	61	131
-	4,149	Write-off of intangible assets in a discontinued product line	-	4,149
		Changes in operating assets and liabilities that provided/(used) cash:
(4,177)	(4,645)	Accounts receivable	(48,547)	(19,781)
3,040	-	Contract assets	(8,721)	-
(2,228)	(3,944)	Inventories	(12,843)	(17,210)
103	(601)	Prepaid expenses and other current assets	(5,117)	(3,298)
(551)	-	Income taxes prepaid and receivable	(454)	(2,817)
(2,728)	(4,769)	Accounts payable	6,154	(2,704)
7,565	5,425	Accrued liabilities	12,233	4,525
6,766	3,472	Income taxes payable	13,355	2,964
(4,676)	(8,107)	Noncurrent receivables	(8,846)	(15,643)
(5,728)	(4,495)	Other, net	(9,049)	(557)
44,715	17,898	Net cash provided by operating activities	61,455	21,715

		INVESTING ACTIVITIES
(21,441)	(15,319)	Purchases of property, plant and equipment	(60,564)	(61,724)
(78)	(147)	Purchased software	(130)	(538)
(21,519)	(15,466)	Net cash used in investing activities	(60,694)	(62,262)

		FINANCING ACTIVITIES
3,000	13,076	Proceeds from borrowings	26,031	45,335
(10,471)	(3,569)	Principal payments on debt	(24,614)	(24,711)
-	-	Taxes paid in lieu of share issuance	(1,652)	(1,364)
52	356	Proceeds from options exercised	202	531
(5,485)	(5,470)	Dividends paid	(16,441)	(16,396)
(12,904)	4,393	Net cash (used in)/provided by financing activities	(16,474)	3,395

(4,443)	7,848	Effect of exchange rate changes on cash and cash equivalents	(7,421)	8,875

5,849	14,673	(Decrease)/increase in cash and cash equivalents	(23,134)	(28,277)
154,744	138,792	Cash and cash equivalents at beginning of period	183,727	181,742
$160,593	$153,465	Cash and cash equivalents at end of period	$160,593	$153,465

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com